UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

July 26, 2016

SUBURBAN PROPANE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14222	22-3410353
(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 887-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Suburban Propane Partners, L.P. (the “Partnership”) hereby amends and supplements its Current Report on Form 8-K dated May 25, 2016, relating to the departure of Mark Wienberg, its former Chief Development Officer, to report that, on July 26, 2016, Mr. Wienberg and the Partnership entered into an Agreement and Release relating to such departure (the “Agreement”). The Agreement provides for the following severance benefits in exchange for, among other things, Mr. Wienberg’s release of all claims against the Partnership, Mr. Wienberg’s agreement not to disclose Partnership confidential information in his possession and, through November 24, 2017, Mr. Wienberg’s agreements not to compete with the Partnership, solicit any Partnership customer nor solicit the employment of any Partnership employee:

•	In periodic payments to be made through November 24, 2017, Mr. Wienberg will receive severance aggregating $502,500 (equal to eighteen (18) months’ base salary), less applicable withholdings;

•	On or about November 27, 2016, 16,721 unvested restricted units issued to Mr. Wienberg under the Partnership’s 2009 restricted unit plan prior to his departure will vest;

•	If and only if at the conclusion of each of the Partnership’s 2016, 2017 and 2018 fiscal years, participants in the Partnership’s Long Term Incentive Plan qualify under the terms of that plan for a cash payment with respect to the award made under that plan in the Partnership’s 2014, 2015 and 2016 fiscal year, respectively, then the Partnership will make a cash payment to Mr. Wienberg in the full, non-pro-rated amount (less applicable withholdings) with respect to each such award that he would have been entitled to had he remain employed with the Partnership at those times (the amount thereof cannot be calculated at this time);

•	If and only if at the conclusion of the Partnership’s 2016 fiscal year, participants in the Partnership’s Incentive Compensation Plan qualify under the terms of that plan for a cash payment with respect to that fiscal year, then the Partnership will make a cash payment to Mr. Wienberg in the full, non-pro-rated amount (less applicable withholdings) that he would have been entitled to had he remain employed with the Partnership at the end of that fiscal year (the amount thereof cannot be calculated at this time);

•	If and only if there is a change of control of the Partnership within the six-month period immediately following May 25, 2016, then all remaining unvested restricted units granted to Mr. Wienberg under the Partnership’s restricted unit plan will immediately vest and be delivered to Mr. Wienberg, pursuant to the provisions of the plan (representing 7,311 restricted units);

•	The Partnership will continue to pay, under COBRA, applicable premiums for health insurance benefits for Mr. Wienberg for 18 months following May 25, 2016, or until Mr. Wienberg earlier obtains health insurance benefits under another plan (approximately $30,000 if fully utilized);

•	The Partnership will pay for executive outplacement services for Mr. Wienberg (approximately $20,000);

•	The Partnership will transfer to Mr. Wienberg his company car (approximately $41,000); and

•	At Mr. Wienberg’s request, the Partnership’s operating subsidiary will enter into a contract with Mr. Wienberg allowing him to purchase propane at a discounted price (the value thereof cannot be calculated at this time).

Upon the death of Mr. Wienberg prior to November 24, 2017, all of the remaining consideration then due to Mr. Wienberg under the Agreement will be paid in full to his estate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By:	/s/ PAUL ABEL
Name:	Paul Abel
Title:	Senior Vice President, General Counsel & Secretary

Date: July 27, 2016